Exhibit (m.9)

                GRAND PRIX FUNDS, INC.

                    GRAND PRIX FUND
                    SUPER CORE FUND

                    CLASS A SHARES
     DISTRIBUTION AND SHAREHOLDER SERVICING PLAN,
                      AS AMENDED
             (EFFECTIVE DECEMBER 29, 2000)



     The following Distribution and Shareholder
Servicing Plan, as amended (the "Plan"), has been adopted pursuant to Rule 12b-1 under the Investment
Company Act of 1940, as amended (the "Act"), by Grand
Prix Funds, Inc. (the "Corporation"), a Maryland corporation, on behalf of the Class A shares of the Grand Prix Fund and the Super Core Fund (the "Funds"), each a series of the Corporation. The Plan has been approved by a majority of the Corporation's Board of Directors, including a majority of the directors who are not interested persons of the Corporation and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Related
Agreement (as defined below) (the "Disinterested
Directors"), cast in person at a meeting called for the purpose of voting on such Plan.

     In considering whether the Corporation should amend the Plan, the Board of Directors evaluated such information as it deemed necessary and determined that there was a reasonable likelihood that the amendment of the Plan would benefit the Company and the Class A shareholders of each Fund.

     The provisions of the Plan are as follows:

1.   PAYMENTS BY THE CORPORATION TO PROMOTE THE SALE
     OF, AND TO SERVICE, THE CLASS A SHARES

          (a) The Corporation, on behalf of each Fund, will pay T.O. Richardson Securities, Inc. (the
     "Distributor"), as principal distributor of each Fund's shares, a distribution and shareholder servicing fee which will not exceed (i) 0.25% (on an annualized basis) of the average daily net assets of the Grand Prix Fund's Class A shares and (ii) 0.35% (on an annualized basis) of the average daily net assets of the Super Core Fund's
     Class A shares, in connection with the promotion and distribution of Fund shares and the provision of personal services to shareholders. The
     Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the "Recipient") who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (the "Rule 12b-1 Related
     Agreement"), a form of which is attached hereto as Appendix A. Payment of these fees shall be made promptly following the close of the quarter for which the fee is payable, upon the Distributor or its agent forwarding to the Corporation's Board of Directors the written report required by Section 2 of this Plan; provided that the aggregate payments under the Plan to the Distributor and all Recipients shall not exceed 0.25% (on an

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     annualized basis) of the Grand Prix Fund's average
     daily net assets for that quarter and 0.35% (on an annualized basis) of the Super Core Fund's average daily net assets for that quarter; and provided further that no fees shall be paid in excess of the distribution and shareholder servicing expenses verified in a written report and submitted by the Distributor to the Corporation's
     Board of Directors as required under Section 2 of this Plan.

          (b) No Rule 12b-1 Related Agreement shall be entered into with respect to a Fund, and no payments shall be made pursuant to any Rule 12b-1
     Related Agreement, unless such Rule 12b-1 Related
     Agreement is in writing and has first been delivered to and approved by a vote of a majority of the Corporation's Board of Directors, and of a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement. The form of Rule 12b-1 Related Agreement attached hereto as Appendix A has been approved by the Corporation's Board of Directors as specified above.

          (c)  Any Rule 12b-1 Related Agreement shall
     describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

          (d)  No Rule 12b-1 Related Agreement may be
     entered into unless it provides (i) that it may be terminated at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of the Class A shares of a Fund, or by vote of a majority of the Disinterested
     Directors, on not more than 60 days' written notice to the other party to the Rule 12b-1
     Related Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

          (e)  The Rule 12b-1 Related Agreement shall
     continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement.

2.   QUARTERLY REPORTS

          The Distributor or its agent shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of all amounts expended pursuant to the Plan.
     This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Directors may reasonably request.

3.   EFFECTIVE DATE AND DURATION OF THE PLAN

          The Plan, as amended, shall become effective as of December 29, 2000, assuming prior approval by the vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect for a period of one year from its effective date unless

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     terminated pursuant to its
     terms. Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested
     Directors, cast in person at a meeting called for the purpose of voting on such continuance. The
     Plan may be terminated with respect to either Fund at any time, without the payment of any penalty, by a majority vote of a Fund's Class A shareholders, or by vote of a majority of the Disinterested
     Directors.

4.   SELECTION OF DISINTERESTED DIRECTORS

          During the period in which the Plan is
     effective, the selection and nomination of those Directors who are Disinterested Directors of the Corporation shall be committed to the discretion of the Disinterested Directors.

5.   AMENDMENTS

          All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by the Corporation on behalf of a Fund's
     Class A shares without the approval by a majority vote of the Fund's Class A shareholders.

6.   RECORDKEEPING

          The Corporation shall preserve copies of the Plan, any Rule 12b-1 Related Agreement and all reports made pursuant to Section 2 for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.